UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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TELARIA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TELARIA, INC.

222 Broadway, Floor 16

New York, New York 10038

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 10, 2019

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of TELARIA, INC., a Delaware corporation, referred to as the Company.  The meeting will be held on Friday, June 10, 2019 at 10:00 a.m. local time at the offices of Cooley LLP, 55 Hudson Yards, New York, NY 10001 for the following purposes:

1.              To elect the Board of Director’s nominees, Mark Zagorski and Robert Schechter, to the Board of Directors to hold office until the 2022 Annual Meeting of Stockholders.

2.              To ratify the selection by the Audit Committee of the Board of Directors of BDO USA, LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019.

3.              To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

4.              To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

5.              To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 15, 2019.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Aaron Saltz
General Counsel and Secretary

New York, New York
April 24, 2019

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

TELARIA, INC.
222 Broadway, Floor 16

New York, New York 10038

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 10, 2019

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials, or the Notice, because the Board of Directors, or the Board, of Telaria, Inc., or the Company, is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the meeting.  The Notice contains instructions about how to access our proxy materials online and vote online or by telephone.  All stockholders will have the ability to access the proxy materials at the website referred to in the Notice or request to receive a printed set of the proxy materials, including a proxy card.  Instructions on how to request a printed copy of the proxy materials may be found in the Notice.

The Notice was mailed on April 24, 2019 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 4, 2019.

How do I attend the Annual Meeting?

The meeting will be held on Friday, June 10, 2019 at 10:00 a.m. local time at the offices of Cooley LLP, 55 Hudson Yards, New York, NY 10001.  Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 15, 2019 will be entitled to vote at the Annual Meeting.  On this record date, there were 45,592,623 shares of common stock outstanding and entitled to vote.

Stockholder of Record:  Shares Registered in Your Name

If on April 15, 2019 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy by returning and completing a proxy card or voting over the telephone or the internet.  Whether or not you plan to attend the meeting, we urge you to vote by returning and completing a proxy card or by voting over the telephone or internet to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 15, 2019 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the Annual Meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•                  Election of two directors (Proposal 1);

•                  Ratification of the selection by the Audit Committee of the Board of BDO USA, LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019 (Proposal 2);

•                  Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with SEC rules (Proposal 3); and

•                  Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers (Proposal 4).

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” each of the nominees to the Board or you may “Withhold” your vote for each such nominee.  For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone or internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time.  Whether or not you plan to attend the meeting, we urge you to vote by returning and completing a proxy card or by voting over the telephone or internet to ensure your vote is counted.  You may still attend the meeting and vote in person even if you have already voted by proxy.

•                  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•                  To vote using the proxy card, simply complete, sign and date the proxy card that you may request or that we may elect to deliver and return it promptly in the envelope provided.  If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•                  To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the company number and control number from the Notice.  Your telephone vote must be received by 11:59 p.m. eastern time on June 9, 2019 to be counted.

•                  To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card.  You will be asked to provide the company number and control number from the Notice.  Your internet vote must be received by 11:59 p.m. eastern time on June 9, 2019 to be counted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice containing voting instructions from that organization rather than from Telaria.  Simply follow the voting instructions in such notice to ensure that your vote is counted.  To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 15, 2019.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by proxy by returning and completing a proxy card or voting over the telephone or the internet, or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other nominee how to vote your shares,  the question of whether your broker, bank or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or NYSE, deems the particular proposal to be a “routine” matter.   Brokers, banks and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.  Accordingly, your broker, bank or nominee may not vote your shares on Proposals 1, 3 or 4 without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each of the nominees to the Board, “For” the ratification of BDO USA, LLP as our registered public accounting firm for the fiscal year ended December 31, 2019,  “For” the advisory approval of named executive compensation, and for “One Year” as the preferred frequency of advisory votes to approve named executive compensation.  If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice your shares may be registered in more than one name or in different accounts.  Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes.  You can revoke your vote at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your vote in any one of the following ways:

•                  You may submit another properly completed proxy card with a later date.

•                  You may subsequently vote by telephone or through the internet.

•                  You may send a timely written notice that you are revoking your vote to the Company’s Secretary at Telaria, Inc., 222 Broadway, Fl 16, New York, New York 10038.

•                  You may attend the Annual Meeting and vote in person.  Simply attending the meeting will not, by itself, revoke your vote.

Your most current proxy card or telephone or internet vote is the one that is counted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If your shares are held by a broker, bank or other nominee you should follow the instructions provided by your broker, bank or nominee.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 26, 2019, to the Company’s Secretary at Telaria, Inc., 222 Broadway, Fl 16, New York, New York 10038, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Pursuant to our Bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2019 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on March 12, 2020 nor earlier than the close of business on February 11, 2020. However, if our 2020 Annual Meeting of Stockholders is not held between May 11, 2020 and July 10, 2020, to be timely, notice by the stockholder must be received not earlier than the close of business on the 120th day prior to the 2020 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2020 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2020 Annual Meeting of Stockholders is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes  “For” and “Against,” abstentions and, if applicable, broker non-votes.  Abstentions will be counted towards the vote total for Proposal 2 and 3 and will have the same effect as “Against” votes. For Proposal 4, abstentions will have no effect and will not be counted towards the vote total. Broker non-votes will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,”  the broker, bank or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•                  For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

•                  To be approved, Proposal No. 2, ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year ended December 31, 2019, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter.  If you “Abstain” from voting, it will have the same effect as an “Against” vote.

•                  Proposal No. 3, advisory approval of  the compensation of the Company’s named executive officers, will be considered to be approved if it receives “For” votes from the holders of  a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

•                  For Proposal No. 4, the advisory vote on the frequency of stockholder advisory votes on executive compensation, the frequency receiving  the highest number of  affirmative votes from the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting will be considered the frequency  preferred by the stockholders. If you mark your proxy to “Abstain” from voting, it will have no effect and will not be counted towards the vote total. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy.  On the record date, there were  45,592,623 shares outstanding and entitled to vote. Thus, the holders of  22,796,312 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting.  If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes.  Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has eight members.  There are two directors in the class whose term of office expires on the date of our 2019 Annual Meeting.  The nominees listed below are currently directors of the Company. If elected at the Annual Meeting, these nominees would serve until the 2022 annual meeting and until a successor has been duly elected and qualified, or, if sooner, until the directors’ death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting.  All of our directors attended the 2018 Annual Meeting of Stockholders by phone or in person.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors.  Accordingly, the two nominees receiving the highest number of affirmative votes will be elected.  Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If either nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee, if there be one, proposed by the Company. Each of the nominees has agreed to serve if elected.  The Company’s management has no reason to believe that any of the nominees will be unable to serve.

The following is a brief biography of each of our nominees for re-election and each director whose term will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2022 ANNUAL MEETING

Robert Schechter, age 69, has served as a member of our Board since June 2013. From 1995 to 2008, he served as the Chief Executive Officer of NMS Communications Corporation, a global provider of hardware and software solutions for the communications industry, and served as the chairman of its board of directors from 1996 to 2008. He currently serves on the board of directors of PTC Inc., a provider of software solutions and related services for product development, where he is board chair, and a member of the compensation committee, and Mimecast Limited, a leading global provider of cloud security and risk management services, where he is a member of the audit committee and compensation committee.  He served on the board of directors of EXA Corp, a developer of computational fluid dynamics solutions, from 2010 to June 2017. Mr. Schechter received a B.S. degree from Rensselaer Polytechnic Institute and an M.B.A. from the Wharton School of the University of Pennsylvania. The Board believes that Mr. Schechter’s prior management, international operating, financial and sales and marketing experience as a senior executive at publicly traded companies as well as his current and past service on the board of directors of a range of public and private companies allows him to make valuable contributions to our Board.

Mark Zagorski, age 50, has served as our Chief Executive Officer and a member of our Board since July 2017.  From December 2010 until its acquisition by the Nielsen Company in March 2015, he served as Chief Executive Officer of eXelate Inc., a leading data management and analytics platform, and continued to manage the eXelate business as Executive Vice President, Nielsen Marketing Cloud through June 2017.  Mr. Zagorski served as the Chief Revenue Officer of eXelate from April 2008 to 2010.  Prior to that, from January 2005 to April 2008, he served as Chief Marketing Officer of MediaSpan, a provider of digital content management and online marketing and advertising solutions for media companies.  In 1999, Mr. Zagorski helped launch WorldNow, a media platform enabling TV broadcasters to distribute and manage online content across digital platforms, and served as its President from February 2002 to December 2004.  Mr. Zagorski holds a B.S. in finance from Gannon University and an M.B.A. from the University of Rochester’s Simon School of Business. The Board believes that Mr. Zagorski should serve on our Board due to his extensive knowledge of our business and industry, his experience in building technology and media companies as well as his operational expertise and strategic vision, which provide guidance to our Board.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF THE NAMED NOMINEES.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING

Paul Caine, age 55, has served as our Executive Chairman since July 2017 and as a member of our Board since June 2014.  He served as our Interim Chief Executive Officer from February 2017 to July 2017 and as the Non-executive Chairman of the Board from July 2016 to February 2017.  Mr. Caine has served as the Executive Director of the Board of Engine Group, a global marketing company, since January 2018, and as CEO and Founder of PC Ventures, LLC, an investment and advisory firm since August 2017.  Mr. Caine served as the Chief Global Revenue Officer for Bloomberg Media from June 2014 to July 2016.  From April 2013 to January 2014 he served as Chief Executive Officer and a member of the board of directors of WestwoodOne, Inc., the largest independent national audio media company in the U.S.  From 1989 to 2013, Mr. Caine served in various capacities at Time Inc., including Executive Vice President, Chief Revenue Officer and Group President from January 2011 until April 2013, Executive Vice President, President and Group Publisher, Style & Entertainment Group from January 2010 to January 2011, and President, Style & Entertainment Group from January 2008 to January 2010.  From 2007 to 2011, Mr. Caine served on the board of directors of Nexcen Brands, Inc., a strategic brand management company with a focus on retail franchising, where he served as a member of the audit and governance committees.  Mr. Caine received a B.A. in Telecommunications with a minor in Business from Indiana University.  The Board believes that Mr. Caine’s senior management experience and expertise in branding and multi-media advertising sales and marketing, his extensive knowledge of our business, as well as his past service on the boards of directors of public and private companies, allows him to make valuable contributions to our Board.

Warren Lee, age 49, has served as a member of our Board since September 2006. From June 2011 to December 2017 he served as a General Partner of Canaan Partners, a venture capital firm. From July 2005 until June 2011, he served in various capacities at Canaan Partners including Principal then Partner. He currently also serves on the boards of directors of several private technology companies. Mr. Lee received a B.S. in computer science and a B.A. in economics from Stanford University and an M.B.A. from The Wharton School of the University of Pennsylvania. The Board believes that Mr. Lee’s experience in digital media and internet investments allows him to make valuable contributions to our Board.

Kevin Thompson, age 54, has served as a member of our Board since January 2017.  Since January 2017, Mr. Thompson has served as Vice President of Marketplace Engineering at Uber Inc.  He held a variety of engineering roles within Google Inc.’s ads organization from May 2004 through November 2016, including, most recently, as Vice President Engineering leading the YouTube and Video Ads engineering team from 2012 to November 2016.    Mr. Thompson received a M.S. in computer science from University of California Irvine and a B.A in Arts and Sciences from University of Virginia. The Board believes that Mr. Thompson’s senior management experience as well as his deep product and engineering expertise, particularly in the area of online and video ads, allow him to make valuable contributions to our Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING

Rachel Lam, age 51, has served as a member of our Board since May 2013.  Ms. Lam is the Co-Founder and Managing Partner of Imagination Capital LLC, an early stage venture capital firm founded in 2017.  From 2003 to 2017, Ms. Lam served as Group Managing Director of the Time Warner Investments Group, the strategic investing arm of Time Warner Inc.  Ms. Lam currently serves on the board of directors of The Center for Reproductive Rights.  Ms. Lam received a B.S in industrial engineering and operations research from U.C. Berkeley and an M.B.A. from Harvard Business School.  The Board believes that Ms. Lam’s experience with digital media and technology companies allows her to make valuable contributions to our Board.

James Rossman, age 53, has served as a member of our Board since January 2011, and served as Chairman of the Board from August 2012 to May 2013. Mr. Rossman currently serves as an Operating Partner at Sliver Lake Partners. From April 2009 to June 2012, he served in various roles, including President and Chief Operating Officer, at AKQA Inc., a digital services company. From April 2001 to March 2009, Mr. Rossman served in several roles at Digitas, Inc., an integrated advertising agency and a member of the Publicis Groupe, S.A. (as of 2007), including as

Chief Operating Officer. Mr. Rossman received a B.A. in economics from Trinity College and an M.M.M. from the Kellogg School of Management at Northwestern University. The Board believes that Mr. Rossman’s experience in marketing and advertising allows him to make valuable contributions to our Board.

Doug Knopper, age 58, is the Co-Founder of FreeWheel Media, Inc. and served as its Co-Chief Executive Officer from February 2007 to September 2017. FreeWheel, which was acquired by Comcast in 2014, provides a technology platform for the management and monetization of digital television advertising. Prior to founding Freewheel, Mr. Knopper served as the Chief Executive Officer of BitPass Inc. from 2005 to 2007 and as Senior Vice President/General Manager of DoubleClick Inc. from 2000 to 2005. Mr. Knopper received a B.A. from the University of Michigan and an M.B.A from Georgetown University.  The Board believes that Mr. Knopper’s executive experience as well as his deep expertise and business relationships in the video advertising industry, allow him to make valuable contributions to our Board.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD

As required under the NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors.  The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable NYSE listing standards and our Corporate Governance Guidelines: Mr. Rossman, Ms. Lam, Mr. Lee, Mr. Thompson, Mr. Knopper and Mr. Schechter.  In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.  Mr. Zagorski and Mr. Caine are not considered independent because they currently serve as the Chief Executive Officer and Executive Chairman of the Company, respectively.

BOARD LEADERSHIP STRUCTURE

Paul Caine has served as Executive Chairman of the Board since July 2017.  The Board has determined that Mr. Caine is not independent within the meaning of the applicable NYSE listing standards.  Our corporate governance guidelines provide that one of our independent directors shall serve as a lead independent director at any time when an independent director is not serving as the chairman of the Board.  Mr. Lee has served as our lead independent director since his appointment as of the closing of our initial public offering on July 2, 2013.   As lead independent director, Mr. Lee is responsible for presiding over periodic meetings of our independent directors, coordinating activities of the independent directors and performing such additional duties as our Board may otherwise determine and delegate.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to review and discuss with management and Ernst & Young LLP, as appropriate, our guidelines and policies with respect to financial risk assessment and financial risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Our Nominating and Corporate Governance Committee is responsible for developing our corporate governance principles, and periodically reviews these principles and their application. Our Compensation Committee reviews our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.

MEETINGS OF THE BOARD

During fiscal year 2018, the Board met 15 times and acted by written consent on four occassions.  Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  The following table provides membership and meeting information for fiscal 2018 for each of the Board committees:

Name	Audit	Compensation(1)	Nominating and Corporate Governance(2)
Paul Caine(3)
Rachel Lam	X		X
Warren Lee		X
James Rossman	X	X*	X*
Robert Schechter	X*
Kevin Thompson
Doug Knopper
Total meetings in fiscal 2018	4	11(4)	3(5)

*      Committee Chairperson

(1)         Mr. Knopper was appointed to the Compensation Committee in January 2019.

(2)         In June 2018, Mr. Lee resigned from the Nominating and Corporate Governance Committee and Ms. Lam was appointed to fill the vacancy.

(3)         As Executive Chairman, Mr. Caine frequently attends committee meetings as a non-voting observer.

(4)         Includes nine occassions in which the Compensation Commitee acted by unanimous written consent in lieu of a meeting.

(5)         Includes two occasions in which the Nominating and Corporate Governance Committee acted by unanimous written consent in lieu of a meeting.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.  The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.  Below is a description of each committee of the Board.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements.  For this purpose, the Audit Committee performs several functions.  The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; review and approves or rejects transactions between the company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is currently composed of three directors: Mr. Rossman, Ms. Lam and Mr. Schechter.    The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at  http://investor.telaria.com/corporate-governance.

The Board reviews the NYSE listing standards definition of independence for Audit Committee members annually and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Section 303A.07(a) of the NYSE Listed Company Manual).

The Board has also determined that Mr. Schechter qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Schechter’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.  In addition to the Company’s Audit Committee, Mr. Schechter also serves as a member of the board of directors of PTC Inc and as a member of the board of directors and audit committee of Mimecast Limited.  The Board has determined that this simultaneous service does not impair Mr. Schechter’s ability to effectively serve on the Company’s Audit Committee.

Report of the Audit Committee of the Board(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management of the Company.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB.  The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.  Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Respectfully submitted,
The Audit Committee of the Board of Directors

Mr. Robert Schechter, Chair
Mr. James Rossman
Ms. Rachel Lam

(1)         The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently composed of three directors: Mr. Lee, Mr. Knopper and Mr. Rossman.  All members of the Company’s Compensation Committee are independent (as independence is currently defined in Section 303.A.02 of the NYSE Listed Company Manual).   The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at http://investor.telaria.com/corporate-governance.

The Compensation Committee of the Board acts on behalf of the Board to review, recommend for adoption, and oversee the Company’s compensation strategy, policies, plans and programs, including: reviewing and approving, or recommending that our Board approve, the compensation of our executive officers; reviewing and recommending to our Board the compensation of our directors; reviewing and approving, or recommending that our Board approve, the terms of compensatory arrangements with our executive officers; administering our stock and equity incentive plans; reviewing and approving, or recommending that our Board approve, incentive compensation and equity plans; and reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy. Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate.

Typically, the Compensation Committee meets quarterly and with greater frequency if necessary.  The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with members of management, including its Chief Executive Officer and the General Counsel.  The Compensation Committee meets regularly in executive session.  However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings.  The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Committee.  In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committe, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NYSE that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

Compensation Committee Interlocks and Insider Participation

As noted above, our Company’s Compensation Committee consists of Messrs. Lee, Knopper and Rossman. None of the members of our Compensation Committee has at any time during the past  year been one of our officers or employees. None of our executive officers currently serves or in the prior  year has served as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of two directors: Mr. Rossman and Ms. Lam.  All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in NYSE Listed Company Manual Section 303A.02). The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at http://investor.telaria.com/corporate-governance.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics.  The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders.  However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.  In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.  In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence.  In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.  The Nominating and Corporate Governance Committee  may  engage, if it deems appropriate, a professional search firm to identify qualified director candidates.  The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.

At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders.  The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

While the Company has not established a formal policy for stockholder communications with the Board, stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Corporate Secretary of the Company at Telaria, Inc., 222 Broadway, Fl 16, New York, New York 10038.

These communications may be reviewed by one or more employees of the Company designated by the Board, who will determine whether the communication should be presented to the Board.  The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).  All communications directed to the Audit Committee in accordance with the Company’s Whistleblower Policy that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

Any interested person may, however, communicate directly with the lead independent director or the non-management or independent  directors as a group.  Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the independent or non-management directors generally, in care of Telaria Inc. at 222 Broadway, Fl 16, New York, New York 10038.  If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

CODE OF ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees.  The Code of Business Conduct and Ethics is available on the Company’s website at http://investor.telaria.com/corporate-governance.  If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

CORPORATE GOVERNANCE GUIDELINES

In June 2013, in connection with the Company’s initial public offering, the Board documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board has the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines as well as the charters for our Audit, Compensation, and Nominating and Corporate Governance Committees may be viewed at http://investor.telaria.com/corporate-governance.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the fiscal years ended December 31, 2017 and 2018, the Company retained Ernst & Young LLP (“E&Y) as its independent registered public accounting firm, to provide audit services to the Company. On March 28, 2019, the Company, with the approval of the Audit Committee of the Board of Directors, dismissed E&Y as its independent registered public accounting firm and on March 27, 2019 retained BDO USA, LLP (“BDO”) as its independent registered public accounting firm for, and with respect to, the fiscal year ended December 31, 2019, primarily for the purposes of cost reduction to the Company. The Audit Committee recommends that the shareholders vote for ratification of this appointment.

The audit reports of E&Y on the Company’s financial statements for the fiscal years ended December 31, 2017 and 2018 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2017 and 2018, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreements in connection with its reports. There were no “reportable events” as that term is described under Item 304(a)(1)(v) of Regulation S-K.

The Company requested that E&Y furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the statements in the above paragraphs. A copy of E&Y’s letter was attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 2, 2019. We do not expect that representatives of E&Y will be present at the Annual Meeting.

During the fiscal years ended December 31, 2017 and 2018, and the subsequent interim period through March 28, 2019, neither the Company, nor anyone on its behalf, consulted BDO regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on the registrant’s financial statements, and no written report or oral advice was provided to the Company that BDO concluded was an important factor considered by the Company in reaching its decision as to an accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).

We expect that representatives of BDO will be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions. In deciding to appoint BDO, the Audit Committee reviewed auditor independence issues and existing commercial relationships with BDO and concluded that BDO has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2019.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of BDO as the Company’s independent registered public accounting firm.  However, the Audit Committee is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of BDO.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2018 and 2017 by E&Y, the Company’s prior principal accountant.   During these periods, there were no amounts payable to BDO.

	Fiscal Year Ended
	2018	2017

Audit fees(1)	$2,198,950	$1,395,570
Audit-related fees(2)	125,000	5,000
All other fees (3)	85,000	2,500
Total fees	$2,408,950	$1,403,07

(1)   Audit fees consist of fees associated with audit of our annual financial statements, review of our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. For fiscal year 2018, EY completed an integrated audit which included a report over the Company’s internal controls over financial reporting.

(2)   Audit-related fees consist of fees for services, other than the services described under “Audit Fees,” primarily related to audit procedures performed in connection with the Company’s acquisition of SlimCut Media SAS in 2018.

(3)   All other fees consist of fees for services other than the services described in the above categories, principally comprised of support services and permitted advisory services.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s prior and current independent registered public accounting firms.  The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts.  Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.  The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of certain services other than audit services by BDO is compatible with maintaining the principal accountant’s independence, so long as the services are not specifically proscribed by the SEC or NYSE.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

NON-BINDING, ADIVSORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the executive compensation tables and the related narrative disclosure contained in this proxy statement.  As discussed in those disclosures, the Company believes that its compensation policies and decisions are focused on motivating employees through performance-based variable compensation while ensuring that executives are strongly aligned with the creation of long-term value for stockholder principles.  Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to successfully lead the Company in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF
ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Exchange Act also enable the Company’s stockholders, at least once every six years, to indicate their preference regarding how frequently the Company should solicit a non-binding, advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement (a “Say-on-Pay” vote). Accordingly, the Company is asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote.

The alternative among one year, two years or three years that receives the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be deemed to be the frequency preferred by the stockholders.  For the reasons described below, the Board recommends that the stockholders select a frequency of one year.

The Board believes that an annual advisory vote on the compensation of the Company’s named executive officers will allow our stockholders to provide timely and direct input on our executive compensation philosophy, policies and practices, which is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis.  Because we value the opinions of our stockholders, the Board and our Compensation Committee will consider the outcome of the Say-on-Frequency vote when determining the frequency by which we will hold Say-on-Pay votes in the future.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF “ONE YEAR” ON PROPOSAL 4

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers, including their ages, as of April 15, 2019.  Biographical information for our Chief Executive Officer and director, Mark Zagorski, and our Executive Chairman and director, Paul Caine, are included above with the director biographies.

Name	Age	Position
Mark Zagorski	50	Chief Executive Officer and Director
John Rego	57	Senior Vice President and Chief Financial Officer
Katie Evans	33	Senior Vice President and Chief Operating Officer
Rama Roberts	44	Senior Vice President and Chief Technology Officer
Adam Lowy	45	Senior Vice President and Chief Commercial Officer
Paul Caine	55	Executive Chairman of the Board of Directors

John Rego has served as a Senior Vice President and our Chief Financial Officer since September 2015.  From February 2014 to September 2015, he served as Chief Financial Officer of Virgin Galactic, LLC, a leading commercial spaceline. From November 2011 to April 2013, he served as the Chief Financial Officer of AppSense, Ltd., an enterprise software company. Mr. Rego served as the Chief Financial Officer and Treasurer of Petra Solar, Inc., a clean energy technology company that provides solar and smart grid solutions, from May 2010 to November 2011.  Prior to that, he served as Executive Vice President, Chief Financial Officer and Treasurer of Vonage Holdings Corp., a leading provider of cloud communication services, from July 2002 to March 2010.  Mr. Rego served on the board and as the chairman of the audit committee for Comverge, Inc., a provider of energy management solutions for utilities, from 2010 to 2012.  Mr. Rego received a B.A. in accounting and finance from Rutgers University.

Katie Evans has served as a Senior Vice President and our Chief Operating Officer since March 2017.  From November 2015 to March 2017, she served as our Senior Vice President, Strategy & Operations.  Ms. Evans served as our Vice President, Strategy & Operations, from January 2014 to October 2015, and as our Senior Director, Sales Strategy & Product Marketing, from January 2012 to December 2013.    Ms. Evans received a B.S. in Business Administration from the University of Richmond.

Rama Roberts has served as a Senior Vice President and our Chief Technology Officer since February 1, 2019 and as our Vice President, Engineering from December 2013.  Prior to joining the Company, Mr. Roberts served as Vice President Software Engineering at Velti from January 2012 to December 2013.   Mr. Roberts received a BS in Computer Science from University of California, Davis.

Adam Lowy has served as a Senior Vice President and our Chief Commercial Officer since November 2018.  Prior to joining Telaria, Mr. Lowy served as the Director, Advanced TV & Digital Sales for Dish Network and Sling TV from April 2017 to October 2018 and as GM, Advanced TV, Digital & Analytics since August 2012.   Before that, he served in various roles at Canoe Ventures, an advanced television joint venture, from 2010 to 2012, including as its VP, Sales Operations & Planning.  Mr. Lowy has served as the Co-chairman for the IAB Advanced TV Advisory Board since 2013. Mr. Lowy holds a B.S. degree from Ithaca College.

EXECUTIVE COMPENSATION TABLES

We are an “smaller reporting company,” as defined by the Exchange Act. As a smaller reporting company, under SEC rules, we are not required to include a Compensation Discussion and Analysis section in this proxy statement and have elected to comply with reduced compensation disclosure requirements, as permitted under the applicable rules.  However, we have included supplemental disclosure with respect to our executive compensation policies and philosophies as we believe this disclosure is important for stockholders to make an informed decision with respect to the Say-on-Pay vote.

SUMMARY COMPENSATION TABLE

The following table shows compensation information in accordance with SEC rules for the fiscal years ended December 31, 2018 and 2017 for (i) our Chief Executive Officer, (ii) two other most highly compensated executive officers who served at December 31, 2018 and (iii) one additional individual who would have been identified in clause (ii) except for the fact that he was not serving as an executive officer at December 31, 2018.  We refer to these individuals as our “named executive officers.”   Rick Song ceased serving as our Former Chief Revenue Officer in November 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Other Income(3) ($)		Total ($)

Mark Zagorski Chief Executive Officer	2018	475,000	298,485	(4)	300,000	299,673	108,264	8,250		1,489,672
	2017	227,604	606,250	(5)	439,998	1,007,125	—	—		2,280,978

John Rego SVP & Chief Financial Officer	2018	465,000	—		100,000	99,890	113,400	8,250		786,540
	2017	456,667	40,000	(6)	428,000	—	214,729	—		1,139,396

Katie Evans SVP & Chief Operating Officer	2018	371,250	—		100,000	99,890	150,400	8,250		729,790
	2017	327,500	115,000	(7)	342,498	—	230,833	—		1,015,832

Rick Song Former Chief Revenue Officer	2018	336,364	187,500	(8)	292,500	577,590		489,459	(9)	1,892,413

(1)         This column reflects the full grant date fair value for stock awards and options granted during the year as measured pursuant to ASC Topic 718 as stock-based compensation in our consolidated financial statements. The assumptions we used in valuing options are described in note 15 to our consolidated financial statements included in this Annual Report on Form 10-K.

(2)         These amounts represent non-equity incentive plan compensation earned pursuant to our 2018 and 2017 bonus plans. For additional information with respect to our 2018 bonus plan see “Discussion of Executive Compensation — Elements of Executive Officer Compensation.”

(3)         For Mr. Zagorski, Mr. Rego and Ms. Evans, represents matching contributions to the Company’s 401(k) plan, which are generally available to all U.S. employees.

(4)         Pursuant to the terms of his employment offer letter, Mr. Zagorski was entitled to a one-time bonus of $250,000 provided that he remained employed with the Company through the one-year anniversary of his employment start date.  In addition, Mr. Zagorski received a discretionary bonus of $48,485 under the Company’s 2018 bonus plan.  For additional information with respect to our 2018 bonus plan see “Discussion of Executive Compensation — Elements of Executive Officer Compensation.”

(5)         In connection with Mr. Zagorski’s appointment as our Chief Executive Officer he received a one-time signing bonus of $250,000.  Per the terms of his employment offer letter, Mr. Zagorski also received a guaranteed 2017 annual bonus in the amount of $356,250.

(6)         During 2017, Mr. Rego received a one-time bonus of $40,000 in connection with the achievement of certain strategic objectives.

(7)         During 2017, Ms. Evans received a one-time bonus of $40,000 in connection with the achievement of certain strategic objectives and a one-time bonus of $75,000 contingent on her remaining employed through a specified date.

(8)         Mr. Song was appointed as our Chief Revenue Officer in December 2017.  Pursuant to the terms of his offer letter, he received guaranteed quarterly cash incentive compensation payments for each of the first and second quarters of 2018.

(9)         Represents cash payments made in connection with Mr. Song’s termination of employment.  See “Employment Arrangements”.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END.

The following table shows for the fiscal year ended December 31, 2018, certain information regarding outstanding equity awards at fiscal year-end for the named executive officers.

	Option Awards					Stock Awards
						Number
						of Shares
	Number of	Number of				or Units of		Market Value
	Securities	Securities				Stock		of Shares or
	Underlying	Underlying	Options			That		Units of Stock
	Unexercised	Unexercised	Exercise	Option		Have Not		That Have Not
	Options (#)	Options (#)	Price	Expiration		Vested		Vested
Name	Exercisable	Unexercisable	($)	Date		(#)		($)

Mark Zagorski	—	450,000	$2.36	7/9/2027	(1)	139,830	(4)	$381,736
	159,375	290,625	$2.36	7/9/2027	(2)	76,923	(5)	$210,000
	—	155,650	$3.90	2/26/2028	(3)

John Rego	463,125	106,875	$1.94	9/7/2025	(6)	10,000	(7)	$27,300
	—	51,883	$3.90	2/26/2028	(3)	150,000	(8)	$409,500
						25,641	(5)	$70,000

Katie Evans	488	—	$1.11	6/23/2020	(9)	10,000	(10)	$27,300
	1,333	—	$4.28	2/2/2021	(9)	25,000	(11)	$68,250
	1,333	—	$4.28	6/7/2021	(9)	15,000	(12)	$40,950
	2,666	—	$5.01	7/18/2022	(9)	25,000	(13)	$68,250
	2,666	—	$5.01	7/25/2022	(9)	17,523	(14)	$47,838
	6,666	—	$5.90	3/4/2023	(9)	93,750	(8)	$255,938
	5,000	—	$8.37	7/30/2023	(9)	25,641	(5)	$70,000
	21,231	—	$4.27	12/4/2023	(9)
	—	51,883	$3.90	2/26/2028	(3)

Rick Song	75,000	—	$3.90	11/21/2019	(15)

(1)         The shares subject to this option vested as follows (a) 50% of the shares subject to the option vested on October 11, 2017,  the date on which the 30-day moving average of our common stock exceeded $4.00 per share, and became exercisable in April 2019  and (b) 50% of the shares subject to the option vested on March 27, 2019, the date on which the 30-day moving average of our common stock exceeded $5.00 per share, and will become exercisable in September 2020.     In the event that Mr. Zagorski is terminated without cause, he will have a one year period from the date of termination to exercise any vested options.

(2)         25% of the total shares underlying this option vested on July 10, 2018, and thereafter vest at a rate of 1/48 of the shares underlying the option per month, subject to continued service to us through each vesting date.  In the event that the recipient is terminated without cause, the recipient will have a one year period from the date of termination to exercise any vested options.

(3)         25% of the total shares underlying this option vested on February 14, 2019, and thereafter vest at a rate of 1/48 of the shares underlying the option per month, subject to continued service to us through each vesting date.  In the event that the recipient is terminated without cause, the recipient will have a one year period from the date of termination to exercise any vested options.

(4)         25% of the total shares underlying the restricted stock unit vested on July 10, 2018.  25% of the total shares underlying the restricted stock unit vest on each anniversary date thereafter, subject to continued service to us through each vesting date.

(5)         25% of the total shares underlying the restricted stock unit vested on February 14, 2019.  25% of the total shares underlying the restricted stock unit vest on each anniversary date thereafter, subject to continued service to us through each vesting date.

(6)         25% of the total shares underlying this option vested on September 8, 2016, and thereafter vest at a rate of 1/48 of the shares underlying the option per month, subject to continued service to us through each vesting date.  In the event that the recipient is terminated without cause, the recipient will have a one year period from the date of termination to exercise any vested options.

(7)         25% of the total shares underlying the restricted stock unit vested on February 14, 2017.  25% of the total shares underlying the restricted stock unit vest on each anniversary date thereafter, subject to continued service to us through each vesting date.

(8)         25% of the total shares underlying the restricted stock unit vested on February 14, 2018.  25% of the total shares underlying the restricted stock unit vest on each anniversary date thereafter, subject to continued service to us through each vesting date.

(9)         The shares subject to this option were full vested as of December 31, 2018.

(10)  25% of the total shares underlying the restricted stock unit vested on February 16, 2016.  25% of the total shares underlying the restricted stock unit vest on each anniversary date thereafter, subject to continued service to us through each vesting date.

(11)  25% of the total shares underlying the restricted stock unit vested on December 3, 2016.  25% of the total shares underlying the restricted stock unit vest on each anniversary date thereafter, subject to continued service to us through each vesting date.

(12)  25% of the total shares underlying the restricted stock unit vested on February 14, 2017.  25% of the total shares underlying the restricted stock unit vest on each anniversary date thereafter, subject to continued service to us through each vesting date.

(13)  25% of the total shares underlying the restricted stock unit vested on April 29, 2017.  25% of the total shares underlying the restricted stock unit vest on each anniversary date thereafter, subject to continued service to us through each vesting date.

(14)  50% of the total shares underlying the restricted stock unit vested on February 14, 2018.  50% of the total shares underlying the restricted stock unit vested on February 14, 2019.

(15)  Mr. Song’s employment terminated on November 21, 2018.  Mr. Song has a period of one-year from the date of termination to exercise vested options, at which time any unexercised options will expire.

Option and restricted stock unit awards issued to Mr. Zagorski, Mr. Rego and Ms. Evans are subject to full accelerated vesting following a change in control transaction and termination under certain circumstances within a specified period of time following the closing of a change in control transaction.   In addition, option and restricted stock unit awards issued to Mr. Zagorski are subject to partial accelerated vested upon the closing of a change in control transaction.  See “EMPLOYMENT ARRANGEMENTS” below.

DISCUSSION OF EXECUTIVE COMPENSATION

Named Executive Officers

This supplemental discussion provides additional context with respect to our 2018 compensation program for the following named executive officers that are required to be included in the Company’s Summary Compensation Table:

•                  Mark Zagorski, Chief Executive Officer

•                  John Rego, Chief Financial Officer

•                  Katie Evans, Chief Operating Officer

•                  Rick Song, Former Chief Revenue Officer

Executive Summary

Business Highlights

2018 was a transformative year for the Company following the sale of our buyer platform in August 2017, as we launched a fully independent, scaled programmatic video management platform for premium publishers.  During 2018, we continued our strategic focus on building a leadership position in programmatic CTV and OTT, as viewers continue to  “cut-the-cord” and shift their television viewing habits towards internet connected devices.  Key highlights for 2018, include the following:

•                  Revenue increased to $55.2 million, up 26% compared to 2017

•                  Income (loss) from continuing operations, net of income taxes, increased to $(9.2) million, compared to $(19.7) million in the prior year, and Adjusted EBITDA increased to $(0.4) million, compared to $(6.5) million for the prior year. Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA, an explanation of our management’s use of this measure and a reconciliation of income (loss) from continuing operations, net of income taxes to Adjusted EBITDA, see footnote 5 to the table in Part II, Item 6. “Selected Consolidated Financial Data” in the Company’s Annual Report on Form 10-K, filed with the SEC on March 19, 2019

•                  Finished the year with strong momentum: fourth quarter revenue of $19.7 million, up 31% year-over-year, income from continuing operations, net of income taxes of $1.4 million, and Adjusted EBITDA of $4.0 million, resulting in a 20% EBITDA margin.

•                  Achieved strategic objectives for CTV growth, increasing our CTV business from $3.5 million in 2017 to $14.8 million in 2018; CTV represented 33% of revenue in Q4 2018

•                  Launched a number of differentiated CTV-oriented product enhancements to our video management platform, including:

•                  Advanced Ad-Pod Suite, which provides CTV publishers with a tool analogous to commercial breaks in traditional linear television, so that they can request and manage several ads at once from different demand sources, in a single ad-pod, and manage complex challenges with business rules such as competitive separation, audio normalization and frequency capping

•                  Advanced TV Reporting Tool¸ which provides publishers with granular insight and analytics into the bidding and buying patterns of specific show titles, episodes and content categories enabling them to create specific packages and increase the value of their advertising inventory

•                  Added Doug Knopper, an advertising technology industry leader, to our Board of Directors, and Adam Lowy, a CTV pioneer who led advanced TV at Dish’s SlingTV, as Chief Commercial Officer

•                  Completed acquisition of SlimCut Media SAS (“SlimCut”), adding a leading outstream technology to the Company’s platform and expanding our global footprint to new markets in Canada and France

•                  Agressively executed a share repurchase plan, purchasing approximately 8.7 million shares of the Company’s common stock for approximately $23.5 million

2018 Compensation Highlights

•                  Effective February 2018, the Compensation Committee approved an adjustment to the salary of only one of our named executive officers (Ms. Evans). The salaries for the remaining named executive officers were not adjusted

•                  Although we achieved a number of key objectives, as described above, our revenue results fell below our bonus target (resulting in partial achievement) and our EBITDA results fell below our bonus threshold (resulting in 0% achievement).  Accordingly, during the first quarter of 2019, the Compensation Committee approved annual bonus payments at 44% of target for Mr. Zagorski, 48.3% of target for Mr. Rego, and 52.8% for Ms. Evans

•                  The Compensation Committee approved the following equity awards to each of our named executive officers (other than Mr. Song) as part of its annual review of executive compensation: Mr. Zagorski, RSUs with a grant date value of $300,000 and stock options with a grant date value of $300,000; Mr. Rego and Ms. Evans, RSUs with a grant date value of $100,000 and stock options with a grant date value of $100,000

Compensation Philosophy and Objectives

We believe that a strong executive team is critical to our ability to deliver on our long-term objectives.  Our executive compensation program is designed to achieve a variety of goals, including:

•                  attracting and retaining high-caliber, experienced executives;

•                  motivating employees through performance-based variable compensation;

•                  ensuring executive officer compensation is aligned with performance and the creation of long-term value for our stockholders through equity-based awards; and

•                  providing fair and competitive compensation

The compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

WHAT WE DO	WHAT WE DON’T DO

• Independent Compensation Committee. Our Compensation Committee is composed solely of independent directors.	• No Retirement Programs. We do not offer pension arrangements, defined benefit retirement plans or non-qualified deferred compensation plans to our executive officers.

•                       Independent Compensation Consultant. Our Compensation Committee utilizes an independent compensation consultant to provide market data and engage in ongoing review of our executive compensation programs.

•                       Do Not Encourage Excessive Risk Taking. Our Compensation Committee regularly reviews our executive compensation program to ensure that it does not encourage excessive or unnecessary risk-taking behavior.

•                       Annual Executive Compensation Review. The Compensation Committee reviews executive compensation annually, including a review and determination of our compensation peer group used for comparative purposes.

• No Excise Tax “Gross-Ups.” We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

• Compensation At-Risk. Our executive compensation program is designed so that a	• Limited Perquisites and Personal Benefits. The perquisites and benefits offered to our executive

significant portion of compensation is “at risk” based on our performance, as well as equity based, to align the interests of our executive officers and stockholders.	officers do not generally differ from those that are provided on a broad basis to our employees.

• Reasonable Change in Control and Severance Benefits. We offer reasonable change in control and severance benefits to our executive officers	• No Hedging, Short Sales or Pledging. We prohibit short sales, hedging transactions, trading in derivatives, and pledging of our common stock

• Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.	• No uncapped cash incentive bonuses. Payment of annual cash incentive bonuses are capped at 150% of the target level.

Say-on-Pay Vote on Executive Compensation

In prior years, we qualified as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and were not required to hold a Say-on-Pay vote. At the 2019 Annual Meeting of Stockholders, we will be conducting our first Say-on-Pay vote as described in Proposal No. 3 of this proxy statement, as well as conducting a non-binding advisory vote on the frequency by which we will conduct a Say-on-Pay vote (the “Say-on-Frequency” vote). Because we value the opinions of our stockholders, the board of directors and our Compensation Committee will consider the outcome of the Say-on-Pay vote, and the related Say-on-Frequency vote when making compensation decisions for our named executive officers in the future.

Administration and Process

Our executive compensation program is administered by the Compensation Committee, with guidance and input from our Chief Executive Officer.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, adjustments to the compensation of existing executives, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.

Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation packages and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted by the Chief Executive Officer for the Compensation Committee’s review and approval.  In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee in consultation with the Board, which recommends to the Board for approval any adjustments to his compensation as well as equity awards to be granted. Mr. Zagorski plays no role in determining his own salary, annual cash performance bonus or equity compensation.

Some of the key factors the Compensation Committee considers in making compensation decisions are as follows: individual and company performance, the strategic importance of  a role, the qualifications, skill set and industry experience of the individual executive, considerations of internal equity, historical salary levels, and the risk of retention, among others.  The Compensation Committee also considers relevant market data and information regarding compensation paid to similarly situated executives at peer group companies (See below- “Role of Compensation Consultant; Benchmarking”).

Role of Compensation Consultant; Benchmarking

The Compensation Committee may engage compensation consultants to evaluate executive compensation, discuss general compensation trends, provide competitive market practice data, and assist in the design and implementation of certain elements of the executive compensation program. The compensation consultant does not make specific recommendations on individual amounts for executive officers or directors, nor does the consultant determine the amount or form of executive and director compensation.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and NYSE, the Compensation Committee engaged Pay Governance LLC, or Pay Governance, as compensation consultants. As part of its engagement, Pay Governance was requested by the Compensation Committee to update the Company’s comparative peer group and perform an analysis of executive compensation relative to the peer group, as relates to base salary, target annual cash incentives and long-term equity incentives.

The Compensation Committee reviews compensation for peer group companies and other market data in order to gain a better understanding of current compensation practices for similarly situated companies and to provide a reference point when assessing executive compensation at competitive levels.  The Compensation Committee does not target compensation levels at specific percentile of competitive data, but rather considers an executive’s relative position to market and internal equity.

The companies in our compensation peer group are selected based on the industry in which they operate, the size of their business and similarities in certain qualitative factors such as geography, stock performance and business model.  These companies are also representative of the types of companies with which we compete for executive talent.

For 2018, we updated our peer group to consist of the following U.S. publicly-traded companies:

Brightcove Inc.	The Rubicon Project, Inc.	Yume, Inc.
Rocket Fuel Inc.	The Trade Desk, Inc.	Digital Turbine, Inc.
Upland Software, Inc.	QuinStreet, Inc.	HubSpot, Inc.
Marin Software Incorporated	Bazaarvoice, Inc.	Marchex, Inc.
comScore, Inc.	ChannelAdvisor Corporation	RealNetworks, Inc.

With regard to our Chief Executive Officer and Chief Financial Officer, given that we believe the role and responsibilities for those positions are generally consistent from company to company, we primarily utilize data derived from our peer group in order to ascertain market comparisons.  For our other executive officers, whose positions are more unique and may not be as readily benchmarked, the Compensation Committee considers peer group data to the extent relevant, but also supplements the data with broader compensation data provided by market survey for analogous positions in other public and private companies in our industry with similar financial and operational characteristics. The Compensation Committee exercises its discretion in determining the nature and extent of the use of this market data, which varies by executive officer.

Elements of Executive Officer Compensation

Overview. The compensation packages for the Company’s named executive officers have both performance-based and non-performance-based elements. Total compensation paid to our named executive officers is divided among three principal components:

•                  Base salary, which is fixed and does not vary based on our financial and other performance;

•                  Cash incentive compensation, which is paid annually and is variable based on company and individual performance; and

•                  Equity-based awards, which are variable and depend on stock performance

For 2018, our overall mix of executive compensation continued to include a balance of salary, cash incentive, and equity compensation, taking into consideration existing long-term equity awards.

Base Salary.  We believe that a competitive base salary is a necessary element of any compensation program. We set base salary compensation for our executive officers at a level we believe enables us to retain and motivate and, as needed, hire individuals in a competitive environment.

An executive officer’s initial base salary is established pursuant to the terms of the executive’s employment offer letter.  Employment offer letters for executive officers are negotiated at arms-length and approved by our Compensation Committee, taking into account the individual’s qualifications and experience, the strategic importance of the role, market and peer company data, as well as internal pay equity considerations.  None of our executive officers are currently party to an employment agreement that provides for automatic or scheduled increases in base salary in future years.

Our Compensation Committee reviews base salaries for executive officers on a periodic basis, generally during the first quarter of each year.  In determining whether to adjust an executive’s base salary, the Compensation Committee considers a number of factors, including individual and company performance during the prior year, historic salary levels and length of time since last adjustment, risk to retention, and internal equity among executive team members. In addition, as noted above, the Compensation Committee also considers competitive market data, including data with respect to base salaries paid to similarly situated executive officers at peer group companies.

Effective in February 2018, the Compensation Committee approved an adjustment to the salary of one of our named executive officers (Ms. Evans). The salaries for the remaining named executive officers were not adjusted.

Executive Officer	2017 Base Salary	2018 Base Salary	% Change
Zagorski	$475,000	$475,000	0%
Rego	$465,000	$465,000	0%
Evans	$330,000	$375,000	14%
Song	$400,000	$400,000	0%

2019 base salaries for each of Mr. Zagorski, Mr. Rego and Ms. Evans are set forth below under “EMPLOYMENT ARRANGEMENTS”.

Cash Incentive Compensation. Consistent with our emphasis on pay-for-performance incentive compensation programs, executive officers are eligible to receive annual cash bonuses primarily based upon individual and company performance during the fiscal year. As with base salaries, the target annual bonus opportunity for each of our executive officers was established initially through arm’s-length negotiations at the time each individual was hired.  In addition, target bonus opportunities are reviewed annually by the Compensation Committee concurrently with their review of base salaries.  In determining the ratio of an executive’s base salary and cash bonus opportunity, the Compensation Committee considers the specific role of each executive.  Generally, an executive officer with direct responsibility for sales and revenue generation will have a higher percentage of their total cash compensation tied to cash performance incentives.

Each of our named executive officers (other than Mr. Song, who’s employment with the Company terminated on November 21, 2018—see “EMPLOYMENT ARRANGEMENTS-Song Separation Agreement”) participates in our annual bonus plan.  The Compensation Committee, in consultation with our Chief Executive Officer, establishes the objectives for the annual bonus plan, the relative weight of each objective, and the respective targets for each objective, considering the Company’s growth objectives, internal budget, and publicly disclosed financial guidance.

For 2018, the Compensation Committee elected to use revenue and Adjusted EBITDA as performance objectives because it believes that these measures most accurately measure the Company’s growth and operational performance.   The use of these measures also aligns with the financial guidance that the Company discloses to investors, and therefore motivates executives to drive key financial metrics by which investors measure the Company’s performance.   The Compensation Committee approved the following metrics and targets for the 2018 executive bonus plan:

Metric/Weighting		Threshold	Mid	Target	Maximum	Actual

Revenue CEO - 50% Other NEOs(1) — 40%	Goal	$53.0M	$58.0M	$63.0M	$68.0M	$55.2M
	Payout (% of target)	50%	75%	100%	150%	61%

Adjusted EBITDA CEO - 50% Other NEOs(1) — 40%	Goal	$4.0M	$6.0M	$8.0M	$12.0M	(.4)M
	Payout (% of target)	50%	75%	100%	150%	0%

Individual MBOs CEO - 0% Other NEOs(1) — 20%	Goal	Assessment against predetermined goals set in Q1 2018				Exceeded
	Payout (% of target)	0% to 150%				120% to 142%(2)

(1)         Excluding Mr. Song

(2)         120% for Mr. Rego and 142% for Ms. Evans. Does not apply to Mr. Zagorski and Mr. Song.

During the first quarter of 2019, the Compensation Committee approved the following payments under the 2018 bonus plan for executive officers other than Mr. Song:.

Executive Officer	Target Bonus	Actual Bonus(1)	Actual as % of Target
Zagorski	$356,250	$156,749	44.0%
Rego	$235,000	$113,400	48.3%
Evans	$285,000	$150,400	52.8%

(1)         Includes discretionary bonus amount of  $48,485 to Mr. Zagorski  that was approved by the Compensation Committee in recognition of his individual performance for 2018 and the lack of MBOs in his bonus formula

For 2018, Mr. Song had a target cash incentive opportunity of $500,000, of which $375,000 was tied to participation in the Company’s quarterly sales incentive compensation plan and $125,000 was tied to participation in an annual bonus plan.  Per the terms of his employment agreement, Mr. Song’s quarterly sales incentive compensation goal for each of Q1 and Q2 2018 was guaranteed at 100% of target ($187,500 in aggregate for Q1 and Q2).  Mr. Song did not earn any quarterly sales incentive compensation for Q3 or Q4 of 2018.  Mr. Song’s employment with the Company terminated on November 21, 2018.  In connection with Mr. Song’s termination of employment, pursuant to the terms of his employment agreement he received a pro-rata portion of his annual bonus target in the amount of $110,959.

Current target annual cash bonus opportunities for each of Mr. Zagorski, Mr. Rego and Ms. Evans are set forth below under “EMPLOYMENT AGREEMENTS”.

Equity and Equity-Based Compensation. All of our employees and directors are eligible to receive equity awards under our 2013 Equity Incentive Plan.  We believe that equity-based compensation is an important long-term incentive for our executive officers and other employees and generally align an executive’s interest with that of our stockholders, while promoting retention. They are intended to further our emphasis on pay-for-performance.

The authority to make equity-based awards rests with our Compensation Committee, which is required to approve all equity grants (other than with respect to our Chief Executive Officer, in which case the Compensation Committee makes a recommendation for full Board approval).  The Compensation Committee generally considers equity awards in the context of setting overall compensation packages for executives; accordingly, determinations with respect to equity awards are generally made in connection with the hiring or appointment of an executive officer or as part of the annual compensation review process which occurs in the first quarter of the year.

Equity awards for executives typically consist of a mix of time-based options and restricted stock unit awards, which generally vest over a period of four-years.  For options, 25% vest on the first anniversary date of the vesting start date and the remainder vest in 36 equal monthly installments thereafter.  All options have an exercise price set at the closing market price of our common stock on the grant date.  For restricted stock units, 25% vest on the first anniversary of the vesting start date and 25% vest on each anniversary thereafter.

We believe that stock options and restricted stock units are effective tools for meeting our compensation goal of increasing long-term stockholder value and provide meaningful incentives to employees to achieve increases in the value of our stock over time.  In addition, we believe that the use of time-based stock options and restricted stock units play an important role in executive retention by providing an incentive to remain employed with the Company throughout the vesting period.

Executive officers receive an initial equity grant in connection with their appointment.    The initial equity grant is set forth in the executives offer letter and is negotiated at arms-length as part of the executive’s initial compensation package.   Typically, the initial new hire equity award will be granted on the executive officer’s employment start date.

In connection with Mr. Zagorski’s appointment as our Chief Executive Officer, he received the following equity awards on July 10, 2017:

(i)                                     restricted stock units covering 186,440 number of shares, which will vest over four years, in four equal installments at each one-year anniversary, provided Mr. Zagorski continues to provide services to the Company on each such vesting date;

(ii)                                  a common stock option to purchase 450,000 shares of common stock at an exercise price of $2.36, which will vest over four years, with a one year cliff and monthly vesting thereafter, provided Mr. Zagorski continues to provide services to the Company on each such vesting date; and

(iii)                               a common stock option (the “Performance Option”) to purchase 450,000 shares of common stock at an exercise price of $2.36, which vested as follows  (a) 50% of the shares subject to the option vested on October 11, 2017,  the date on which the 30-day moving average of our common stock exceeded $4.00 per share, and became exercisable in April 2019  and (b) 50% of the shares subject to the option vested on March 27, 2019, the date on which the 30-day moving average of our common stock exceeded $5.00 per share, and will become exercisable in September 2020.

The Compensation Committee reviews equity grants on a yearly basis as part of establishing overall executive compensation packages.  In determining the size and appropriateness of any equity award, the Compensation Committee takes into account individual performance, internal pay equity considerations, the balance of cash and equity in the executive’s compensation package, and the value of existing long-term incentive awards.  This review generally occurs in the first quarter of each year, with any approved equity awards being granted following the Company’s release of its fourth quarter financial results.  We do not have any formal plan that requires us to award equity or equity-based compensation to any executive on a year-to-year basis; however, Mr. Zagorski’s employment agreement with the Company provided for an annual equity award for 2018. The Company is not required to grant Mr. Zagorski equity awards beyond 2018; however, he will be considered (like the other named executive officers) for annual equity awards in the future.

In 2018, the Compensation Committee approved the following equity awards to each of our named executive officers (other than Mr. Song) as part of its annual review of executive compensation.

Executive Officer	RSUs	Stock Options	Total
Zagorski	$300,000	$300,000	$600,000
Rego	$100,000	$100,000	$200,000
Evans	$100,000	$100,000	$200,000

Mr. Song received an initial equity award in connection with the commencement of his employment in December 2017, which was granted in February 2018.

Information with respect to outstanding equity awards held by named executive officers is set forth in “EXECUTIVE COMPENSATION TABLES”.

Severance and Change in Control Benefits.  We are party to employment agreements with each of our executive officers, which provide for certain severance and change of control benefits.  These benefits are described in more detail under “EMPLOYMENT ARRANGEMENTS”.

Other Benefits and Perquisites. Our executive officers participate in the health and dental coverage, life insurance, paid vacation and holidays, 401(k) retirement savings plans and other programs that are generally available to all of the Company’s employees.  In addition, executive officers are eligible to participate in our Employee Stock Purchase Plan.  We do not have any programs providing personal benefits or perquisites specifically to our named executive officers.

Special Cash Bonus Awards.  From time to time, we utilize discretionary signing, promotion, retention or other bonus awards as compensation tools that provide incentives for executives to accept employment offers, to reward outstanding performance by executives and to retain key executives. We believe that these bonus awards are consistent with our overall executive compensation philosophy to achieve our recruiting and retention objectives as well as to allow discretion to address the needs of our business, which operates in a constantly evolving and highly competitive environment.

Compensation Risk Management

When determining our compensation policies and practices, the Compensation Committee reviews with management the design and operation of our incentive compensation arrangements for executive officers to determine if such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. We believe our compensation policies and practices do not motivate imprudent risk taking. In this regard, we note the following: we offer an appropriate balance of short and long-term incentives and fixed and variable compensation; our annual incentive compensation is based on a mix of Company-wide revenue and Adjusted EBITDA to encourage revenue growth, while still pursuing responsible expense management; the Board and Compensation Committee have the authority to adjust variable compensation as appropriate.

In assessing compensation risk, the Compensation Committee also considers our internal control structure which, among other things, limits the number of persons authorized to execute material agreements, requires approval of our board of directors for matters outside of the ordinary course and our whistle blower program. Based upon the above, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Short Sales, Derivatives Trading, Hedging, and Pledging Policies

Our insider trading policies prohibit all directors, executive officers, and employees from buying our securities on margin or holding such securities in a margin account, buying or selling derivatives on such securities, engaging in short sales involving such securities or pledging our securities as collateral for a loan.

Pension Benefits; Nonqualified Deferred Compensation

We do not offer any defined benefit pension plans or nonqualified deferred compensation plans.

CEO Pay Ratio

For informational purposes, we are providing the following data regarding the ratio of the annual total compensation of our “median employee” and the annual total compensation of Mark Zagorski, our Chief Executive Officer. Neither the Compensation Committee nor management of the company used this data in making compensation decisions.

To identify the “median employee” we reviewed total compensation of all full-time employees employed by us on December 31, 2018 other than our CEO, and excluding employees that joined the Company in connection with the acquisition of SlimCut Media SAS (“SlimCut”) in June 2018.  This list included 142 individuals.  We excluded SlimCut employees because the compensation policies and philosophy of SlimCut for 2018 may not generally be reflective of the Company’s compensation policies and philosophies.  For these purposes, we defined “total compensation” as cash compensation from base salary, bonus and commission.  Compensation was annualized for our employees who were hired in 2018. Compensation for international employees was converted to U.S. dollar equivalents using the applicable exchange rates at December 31, 2018.

Once we identified the “median employee”, we calculated the annual total compensation for this employee using the same methodology we used for our named executive officers in our 2018 Summary Compensation Table. As disclosed in the Summary Compensation Table, the annual total compensation of our Chief Executive Officer was $1,489,672. The annual total compensation of our median employee was $172,714. Accordingly, our estimated CEO to median employee pay ratio for 2018 is approximately 9:1.

We believe this ratio to be a reasonable estimate calculated in a manner consistent with applicable Exchange Act rules; however, our methodology may differ materially from the methodology used by other companies to prepare their pay ratio disclosures.

Deductibility of Executive Compensation

Historically, Section 162(m) of the Internal Revenue Code disallowed public companies a tax deduction for federal income tax purposes of remuneration in excess of  $1.0 million paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year, but provided for exemptions from that limitation, including for certain qualified “performance-based compensation.” The Tax Cuts and Jobs Act of 2017 (“TCJA”) repealed the exemption from Section 162(m)’s deduction limit for qualified performance-based compensation. In addition, this Act expanded the group of executives covered by the deduction limit to include the chief financial officer, as well as and each individual who has previously been covered by Section 162(m) for any taxable year beginning after December 31, 2016.

As a result of the changes to Section 162(m), we expect that compensation paid to our covered executive officers in excess of $1.0 million in 2018 and future tax years will not be deductible by the Company unless it qualifies for limited transition relief that applies to certain arrangements in place as of November 2, 2017.

Because of uncertainties in the application and interpretation of Section 162(m) in the absence of final regulatory guidance, it is unclear whether awards or other compensation paid in 2017 or later years that were originally expected to be deductible, will in fact be deductible. Nonetheless, as in the past, the Compensation Committee believes that, while the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives, and the tax deduction limitation imposed by Section 162(m) should not be permitted to compromise the Compensation Committee’s ability to design and maintain executive compensation arrangements consistent with its compensation philosophy. Accordingly, the Compensation Committee reserves the right to exercise its judgment to award compensation to our executive officers that may not be deductible as a result of the application of the Section 162(m) deduction limit when it believes that such compensation is appropriate, consistent with its compensation philosophy and in the Company’s and our stockholders’ best interests.

EMPLOYMENT ARRANGEMENTS

The terms and conditions of employment for each of our named executive officers are set forth in employee offer letters. These offer letters generally provide for payment of continued salary and health insurance premiums for certain periods following either a termination without cause or resignation for good reason (as defined in the applicable offer letter), in exchange for a release of claims. These offer letters also provide for accelerated vesting of specified equity awards and increased severance in the event the executive is terminated without cause or resigns for good reason within a specified period of time prior to or following a change in control transaction.  Each of our named executive officers is an at will employee.

The amount and terms of these benefits reflect the negotiations of each of our named executive officers with us. We consider these severance and change in control benefits critical to attracting and retaining high caliber executives. We believe that appropriately structured severance benefits, including accelerated vesting provisions, minimize the distractions and reduce the risk that an executive voluntarily terminates his or her employment with us during times of uncertainty, such as before an acquisition is completed. We believe that our existing arrangements allow each named executive officer to focus on continuing normal business operations and, for change in control benefits, on the success of a potential business combination, rather than on how business decisions that may be in the best interest of our stockholders will impact his or her own financial security.

The amount and terms of these benefits reflect the negotiations of each of our named executive officers with us. The following table sets forth the current base salaries, 2019 bonus target, and a summary of the material severance and change in control arrangements with our named executive officers, other than Mr. Song:

Named Executive Officer	2019 Salary and Bonus Target	Severance and Change in Control Benefits

Mark Zagorski	Salary: $494,000 Bonus Target: $370,000

If we terminate Ms. Zagorski’s employment for any reason other than for cause, death or disability or Mr. Zagorski resigns for good reason (a “Qualified Separation”), and he delivers a general release of claims to us and continues to comply with his confidentiality invention assignment agreement, Mr. Zagorski is entitled to receive the following severance benefits: (A) twelve months of continued salary; (B) a pro-rated portion of that year’s target bonus and any earned but unpaid bonuses from prior periods; and (C) paid COBRA coverage for twelve months. Additionally, if Qualified Separation occurs during the period beginning on the date that is two months before a change in control and ending on the date that is twelve months following a change in control (the “change in control period”), Mr. Zagorski is entitled to acceleration of 100% of the unvested shares subject to his outstanding equity awards.

If, during the term of Mr. Zagorski’s continuous service to the Company, a change in control is consummated, Mr. Zagorski will vest in an additional number of the shares underlying each stock option or restricted stock unit award issued by the Company as if he had provided an additional 12 months of continuous service with the Company as of closing of the change in control.

As described in the table above, certain option awards issued to Mr. Zagorski are eligible for extended exercise windows post-termination in the event he is terminated without cause.

John Rego	Salary: $480,000

If Mr. Rego’s employment is terminated in connection with a Qualified Separation and he delivers a general release of claims to us and continues to comply with his confidentiality invention assignment agreement, Mr.

Bonus Target: $245,000

Rego is entitled to receive the following severance benefits: (A) if the Qualified Separation occurs during the change in control period: (1) twelve months of continued salary; (2) a pro-rated portion of that year’s target bonus; and (3) paid COBRA coverage for twelve months or (B) if the Qualified Separation occurs outside of the change in control period: (1) six months of continued salary; (2) a pro-rated portion of that year’s target bonus; and (3) paid COBRA coverage for six months.

If a Qualified Separation occurs within the change in control period, Mr. Rego is entitled to acceleration of 100% of the unvested shares subject to his outstanding equity awards.

As described in the table above, certain option awards issued to Mr. Rego are eligible for extended exercise windows post-termination in the event he is terminated without cause.

Katie Evans	Salary: $390,000 Bonus Target: $295,000

If Ms. Evans’ employment is terminated in connection with a Qualified Separation and she delivers a general release of claims to us and continues to comply with her confidentiality invention assignment agreement, Ms. Evans is entitled to receive the following severance benefits: (A) if the Qualified Separation occurs during the change in control period: (1) twelve months of continued salary; (2) a pro-rated portion of that year’s target bonus; and (3) paid COBRA coverage for twelve months or (B) if the Qualified Separation occurs outside of the change in control period: (1) six months of continued salary; (2) a pro-rated portion of that year’s target bonus; and (3) paid COBRA coverage for six months.

If a Qualified Separation occurs within the change in control period, Ms. Evans is entitled to acceleration of 100% of the unvested shares subject to her outstanding equity awards.

The definitions of “cause,” “change in control,” “disability” and “good reason” referenced above are defined in the individual offer letters with each of the named executive officers.

Song Separation Agreement

On October 23, 2018, we entered into a transition agreement with Rick Song, our former Chief Revenue Offcier.  Pursuant to the transition agreement, Mr. Song continued to serve in his role through October 24, 2018 and as a special advisor through November 21, 2018, at which time his employment terminated.  The transition agreement provided, in accordance with the terms of the employment offer letter entered into between Mr. Song and us, that Mr. Song would receive the following post-termination benefits: (1) payment of his base salary and quarterly cash incentive compensation opportunity for a period of six months from the termination date; (2) a pro-rated portion of his 2018 annual target bonus; and (3) paid COBRA coverage for up to six months from the termination date.  Additionally, the Company agreed to amend the terms of his option award agreement and restricted stock unit award agreement, each dated February 27, 2018, to provide that 25% of each such award (75,000 options at an exercise price of $3.90 and 18,750 restricted stock units) would vest as of his termination date.  Purusant to the original terms of each grant, the award would have cliff-vested as to 25% on December 18, 2018 had Mr. Song otherwise remained employed by the Company through such date.

DIRECTOR COMPENSATION

Our Board adopted a director compensation policy for non-employee directors, which became effective upon the closing of our initial public offering in July 2013. In adopting this policy, the Board reviewed the benchmark analysis that was prepared by Pay Governance.  The policy was amended by our Board in April 2015, effective as of the date of our 2015 Annual Meeting of Stockholders, to adjust the allocation of compensation between cash and equity by increasing the annual cash component paid to directors from $30,000 to $55,000 with a corresponding decrease in the dollar value of annual equity-based awards from $100,000 to $75,000.

Pursuant to our policy, non-employee directors are compensated $55,000 annually for their services and do not receive any additional compensation for any regular board meeting attended. Our lead non-employee director receives an additional annual retainer of $20,000. Non-employee directors receive $5,000 annually for serving on the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee. In addition, directors who are chairpersons of a particular committee also receive additional annual compensation of $15,000 for the Audit Committee, $10,000 for the Compensation Committee and $7,500 for the Nominating and Corporate Governance Committee. Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of our Board. Non-employee directors are annually granted equity-based awards having an aggregate grant date fair value of $75,000 in the form of restricted stock units. Annual restricted stock unit grants will vest in full on the meeting date of the next annual stockholders’ meeting following the grant provided the recipient continues to serve on the Board as of such date.

On June 1, 2018, the date of our 2018 Annual Meeting of Stockholders, we granted Messrs. Rossman, Lee, Caine, Thompson, Lam and Schechter restricted stock units having an aggregate grant date fair value of $75,000 based upon the closing price of our common stock on June 1, 2018, which grants vest in full on the date of our 2019 Annual Meeting provided that the recipient continues to serve on the Board as of such date. In connection with his appointment to the Board, on October 17, 2018, Mr. Knopper was granted restricted stock units representing 16,028 shares of our common stock that vest in full on the date of the 2019 Annual Meeting and 68,729 shares that vest in full on the first anniversary of the date of grant.

Our Executive Chairman,  Mr. Caine does not participate in the above plan.  Instead he receives a salary of $20,000 per month.  In addition, as of each annual stockholders’ meeting, Mr. Caine will be granted an annual restricted unit award with a grant date fair market value of $75,000, which grant will vest in full on the date of the next annual stockholders’ meeting provided he continues to provide services to us on such date.

2018 Director Compensation Table

The following table shows for the fiscal year ended December 31, 2018 certain information with respect to the compensation of our directors, other than Mr. Zagorski:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Total ($)

Rachel Lam	61,667	74,998	136,665

Warren Lee	88,333	74,998	163,331

Paul Caine(3)	240,000	74,998	314,998

James Rossman	82,500	74,998	157,498

Robert Schechter	75,000	74,998	149,998

Kevin Thompson	55,000	74,998	129,998

Doug Knopper(4)	—	246,643	246,643

(1)               This column reflects the full grant date fair value for restricted stock units granted during the year as measured pursuant to Accounting Standards Codification, or ASC, Topic 718 as stock-based compensation in our financial statements.  The assumptions we used in valuing options are described in note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)               The table below shows the aggregate number of option and restricted stock unit awards outstanding for each of our non-employee directors as of December 31, 2018:

Name	Aggregate Stock Awards Outstanding (#)		Aggregate Option Awards Outstanding (#)
Rachel Lam	17,564	(a)	—
Warren Lee	17,564	(a)	—
Paul Caine	17,564	(a)	—
James Rossman	17,564	(a)	188,687	(b)
Robert Schechter	17,564	(a)	41,666	(c)
Kevin Thompson	17,564	(a)	—
Doug Knopper	84,757	(d)

(a)               All of the shares underlying this restricted stock unit award vest on the date of the 2019 Annual Meeting, subject to continued service to us through the vesting date.

(b)               All of the shares underlying such option grants were fully vested as of December 31, 2018.

(c)                All of the shares underlying such option grants were fully vested as of December 31, 2018.

(d)               Includes 16,028 restricted stock units that vest on the date of the 2019 Annual Meeting and 68,729 restricted stock units that vest on October 17, 2019, in each case, subject to Mr. Knopper’s continued service.

(3)               Mr. Caine has served as the Executive Chairman of the Board since July 2017.

(4)               Mr. Knopper was appointed to the Board in October 2018.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 15, 2019 by: (i) each director and nominee for director; (ii) each of the current executive officers named in the Summary Compensation Table; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
Edenbrook Capital, LLC(2)	4,429,009	9.71%
Masthead Venture Partners Capital, L.P.(3)	4,281,001	9.39%
Canaan VII L.P.(4)	3,179,507	6.97%
SH Capital Partners, L.P.(5)	2,550,000	5.59%

Named Executive Officers and Directors:
Mark Zagorski(6)	583,651	1.27%
John Rego(7)	620,113	1.34%
Katie Evans(8)	242,643	*
Paul Caine(9)	167,694	*
Rachel Lam(10)	144,607	*
Warren Lee(11)	169,729	*
James Rossman(12)	466,146	*
Robert Schechter(13)	198,831	*
Kevin Thompson(14)	167,694	*
Doug Knopper(15)	16,028	*
All current executive officers and directors as a group(16) (12 persons)	2,839,658	6.03%

* Represents beneficial ownership of less than 1%.

(1)  This table is based upon information supplied by current officers, directors and, in the case of principal stockholders, Schedules 13G filed with the SEC, which information may not be accurate as of April 15, 2019. The address of each executive officer and director listed on the table is c/o Telaria, Inc., 222 Broadway, Fl 16, New York, New York 10038. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the executive officers and directors named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 45,592,623 shares issued and outstanding on April 15, 2019, adjusted as required by rules promulgated by the SEC.

(2) Consists of 4,429,009 shares held by Edenbrook Capital, LLC. Jonathan Brolin is the managing member of Edenbrook and may be deemed to beneficially own the shares held by Edenbrook. The principal business address of Mr. Brolin and Edenbrook is 2 Depot Plaza, Bedford Hills, New York 10507.

(3) Consists of 4,281,001 shares held by Masthead Venture Partners Capital, L.P. Masthead Fund General Partner, LLC, the general partner of Masthead Venture Partners Capital, L.P., may be deemed to have sole voting and dispositive power with respect to the shares held by Masthead Venture Partners Capital, L.P. The managing members of Masthead Fund General Partner, LLC are Braden Bohrmann, Daniel Flatley, Richard Levandov, Brian Owen, and Stephen Smith.  These individuals may be deemed to have shared voting and dispositive power with respect to the shares held by this entity. The principal business address of Masthead Venture Partners is 55 Cambridge Parkway Suite 103, Cambridge, MA 02142.

(4) Consists of 3,179,507 shares held by Canaan VII L.P. Canaan Partners VII LLC is the sole general partner of Canaan VII L.P and may be deemed to beneficially own the shares held by Canaan VII L.P.  The principal business address of Canaan VII L.P. is 285 Riverside Avenue, Ste. 250, Westport, CT 06889.

(5) Consists of 2,550,000 shares held by SH Capital Partners, L.P.  Stone House Capital Management, LLC is the general partner and investment manager of, and may be deemed to beneficially own securities owned by SH Capital Partners. Mark Cohen is the managing member of, and may be deemed to beneficially own securities owned by, Stone House Capital Management.  The principal business address of Mr. Cohen, Stone House Capital Management and SH Capital Partners is 950 Third Avenue, 17th Floor, New York, NY 10022.

(6) Includes 492,507 shares of common stock underlying options that are vested and exercisable within 60 days of April 15, 2019.

(7) Includes 551,668 shares of common stock underlying options that are vested and exercisable within 60 days of April 15, 2019.

(8) Includes 58,676 shares of common stock underlying options that are vested and exercisable within 60 days of April 15, 2019 and 12,500 shares of common stock underly restricted stock units that will vest within 60 days of April 15, 2019.

(9) Includes 17,564 shares of common stock underlying restricted stock units that will vest within 60 days of April 15, 2019.

(10) Includes 17,564 shares of common stock underlying restricted stock units that will vest within 60 days of April 15, 2019.

(11) Includes 17,564 shares of common stock underlying restricted stock units that will vest within 60 days of April 15, 2019.

(12) Includes 188,687 shares of common stock underlying options that are vested and exercisable within 60 days of April 15, 2019 and 17,564 shares of common stock underlying restricted stock units that will vest within 60 days of April 15, 2019.

(13) Includes 41,66 shares of common stock underlying options that are vested and exercisable within 60 days of April 15, 2019 and 17,564 shares of common stock underlying restricted stock units that will vest within 60 days of April 15, 2019.

(14) Includes 17,564 shares of common stock underlying restricted stock units that will vest within 60 days of April 15, 2019.

(15) Includes 16,028 shares of common stock underlying restricted stock units that will vest within 60 days of April 15, 2019.

(16) Consists of the shares listed in the table above for directors and named executive officers, as well as 23,500 shares of common stock beneficially owned by Adam Lowy, our Chief Commercial Officer, and 75,754 shares of common stock beneficially owned by Rama Roberts, our Chief Technology Officer, which includes 65,941 shares of common stock underlying options that are vested and exercisable within 60 days of April 15, 2019.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that a report covering the vesting of restricted stock units in was filed late, on February 21, 2018, for each of Mr. Rego and Ms. Evans.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

In considering related person transactions, our audit committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:

•                  the risks, costs and benefits to us;

•                  the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•                  the availability of other sources for comparable services or products; and

•                  the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

Certain of the transactions described below under “Certain Related-Person Transactions” were entered into prior to the adoption of the written policy, but all were approved by our Board considering similar factors to those described above.

CERTAIN RELATED-PERSON TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions, since January 1, 2017, to which we were a party or will be a party, in which:

•                  the amounts involved exceeded or will exceed $120,000; and

•                  any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.

Indemnification

Our certificate of incorporation contains provisions limiting the liability of directors, and our bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our certificate of incorporation and bylaws also provide our Board with discretion to indemnify our officers and employees when determined appropriate by the Board. The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our bylaws.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2018.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for issuance under equity compensation plans(2) (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	8,697,680	(2)	$3.73	5,656,543
Equity compensation plans not approved by security holders	1,781,441	(3)	$2.15	—
Total	10,479,121		$3.41	5,656,543

(1)                                 Includes 6,348,251 outstanding options and 2,349,429 outstanding restricted stock units

(2)                                 Includes 1,595,000 outstanding options and 186,430 outstanding restricted stock units

(3)                                 Includes 4,821,902 shares of common stock available for future issuance pursuant to our 2013 Equity Incentive Plan, or the 2013 Plan, and 834,641 shares of common stock available for future issuance pursuant to our 2014 Employee Stock Purchase Plan.  The number of shares reserved for issuance under our 2013 Plan will automatically increase on January 1 of each year, for a period of ten years, beginning on January 1, 2014 and continuing through and including January 1, 2023, by the lesser of 4.00% of the total number of shares of common stock outstanding on the immediately precedifng December 31, or such number of shares determined by our Board.   Pursuant to the terms of the 2013 Plan, an additional 1,775,707 shares of common stock were added to the number of shares reserved for issuance under the 2013 Plan, effective January 1, 2019.

The following equity compensation plans that were in effect as of December 31, 2018 were adopted without the approval of our security holders:

•                  On September 8, 2015, we granted John Rego, our Chief Financial Officer, options to purchase 570,000 shares of our common stock at an exercise price of $1.94 per share, the closing price of our common stock on the date of grant.

•                  On September 26, 2016, we granted Jennifer Catto, our Chief Marketing Officer, options to purchase 125,000 shares of our common stock at an exercise price of $1.58 per share, the closing price of our common stock on the date of grant.

•                  On July 10, 2017 we granted Mark Zagorski, our Chief Executive Officer, options to purchase 900,000 shares of our common stock at an exercise price of $2.36 per share and restricted stock units covering 186,440 shares.

Each of the above grants were made outside of our stockholder approved equity compensation plans in reliance on the employment inducement exception to stockholder approval under Section 303A.08 of the NYSE Listed Company Manual.  The grants are generally subject to the same terms and conditions as awards granted under the 2013 Plan.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders  and cost savings for companies.

This year, a number of brokers with account holders who are Telaria stockholders will be “householding” the Company’s proxy materials.  A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company.  Direct your written request to Telaria, Inc. to the attention of our Corporate Secretary, 222 Broadway, Fl 16, New York, New York 10038, or contact our Corporate Secretary at (646) 723-5300.  Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board

Aaron Saltz
Secretary

April 24, 2019

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2018 is available without charge upon written request to: Corporate Secretary, Telaria, Inc., 222 Broadway, Fl 16, New York, New York 10038.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 9, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. TELARIA, INC. 222 BROADWAY, FL 16 NEW YORK, NY 10038 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 9, 2019. Have your proxy card in hand when you call and then follow the instructions. There is no charge for this call. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E76443-P21368 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. TELARIA, INC. The Board of Directors recommends you vote FOR the following nominees: 1. Election of Directors Nominees: For Withhold ! ! ! ! 1a. Mark Zagorski 1b. Robert Schechter For Against Abstain The Board of Directors recommends you vote FOR proposal 2. ! ! ! Abstain 2. To ratify the selection of BDO USA LLP as Telaria, Inc.'s independent registered public accounting firm for the year ending December 31, 2019. The Board of Directors recommends you vote FOR proposal 3. For Against ! ! ! 3. To approve, on a non-binding advisory basis, the compensation of our named executive officers. The Board of Directors recommends you vote 1 YEAR on the following proposal. 1 Year 2 Years 3 Years Abstain ! ! ! ! 4. Non-binding advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers. NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. E76444-P21368 TELARIA, INC. Annual Meeting of Stockholders June 10, 2019, 10:00 AM, EDT This proxy is solicited by the Board of Directors The undersigned stockholder(s) hereby revoke(s) all previous proxies, acknowledge(s) receipt of the notice of the 2019 Annual Meeting of Stockholders of Telaria, Inc. and the accompanying proxy statement, and hereby appoint(s) John Rego and Aaron Saltz, or either of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorize(s) them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Telaria, Inc. that the undersigned stockholder(s) is/are entitled to vote at the 2019 Annual Meeting of Stockholders of Telaria, Inc. to be held at 10:00 AM, EDT, on June 10, 2019 at the offices of Cooley LLP, 55 Hudson Yards, New York, NY 10001, and any adjournment or postponement thereof. The shares represented by this proxy, when properly executed, will be voted in the manner directed by the stockholder, with discretionary authority as to any and all other matters that may properly come before the meeting. If no such direction is made, the proxyholders will have the authority to vote in accordance with the Board of Director's recommendations. Continued and to be signed on reverse side